Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, each of the undersigned herby agrees to the joint filing on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to the common stock of Dynasty Energy Resources, Inc. and that this Agreement be included as an Exhibit to such joint filing.

Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated September 15, 2010	Belmont Partners, LLC
By: /s/ Joseph J. Meuse Name: Joseph J. Meuse Title: Managing Director

/s/ Joseph J. Meuse Joseph J. Meuse